EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
SECOND QUARTER OPERATING RESULTS

Company achieves new records for quarterly revenue and data volume managed by its hosting facility; Demonstrates 42% revenue growth as EDC adoption rates advance

Cleveland, Ohio, August 10, 2005...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today reported its operating results for the second quarter and first half of 2005.

For the three months ended June 30, 2005, revenue increased approximately 42% to $3,724,000, and the Company reported net income of $261,000, or $0.04 per share basic and $0.03 per share on a fully diluted basis. These results compared with revenue of $2,629,000, and net income of $89,000, or $0.01 per share on both a basic and fully diluted basis, in the second quarter of 2004.

For the six months ended June 30, 2005, DATATRAK’s revenue increased approximately 50% to $7,359,000, and net income of $793,000, or $0.12 per share basic and $0.10 on a fully diluted basis was recorded for the period. The Company reported revenue of $4,918,000, and a net loss of ($6,000), or ($0.00) per share, in the corresponding period of the previous year.

DATATRAK’s backlog at June 30, 2005 was $17.9 million and backlog currently stands at approximately $17.5 million. This compares to a backlog of $14.1 million at December 31, 2004. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.

“We are pleased to be able to demonstrate continued advancement in this emerging EDC market with new quarterly records in revenue and in the volume of information managed by our global data center”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Our progress since the first quarter provided several other positive signs for the Company including the signing of multiple new projects, the addition of new customers, the initiation of our eMergeSM consulting program and the launching of three new clinical trials using the DATATRAK Aware – Powered by SAS offering.”

The Company will also host a conference call today at 4:30 p.m. EDT. To participate in the call, participants are asked to dial 719-457-2650 a few minutes before 4:30 p.m. EDT. A replay of the conference call will be available at approximately 7:30 p.m. EDT on August 10, 2005, and will run until 1:00 a.m. EDT on August 18, 2005. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is 7842463.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 49 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP            Terry C. Black            Neal Feagans
President and Chief Executive Officer            Chief Financial Officer            Investor Relations
DATATRAK International, Inc. DATATRAK International, Inc. Feagans Consulting, Inc
440/443-0082 x112 440/443-0082 x110 303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2005	December 31, 2004
Cash and investments	$8,328,914	$7,919,233
Accounts receivable, net	2,524,381	1,989,948
Other	2,655,856	2,031,429

Total assets	$13,509,151	$11,940,610

Accounts payable and other current liabilities	$1,838,811	$1,823,132
Shareholders’ equity	11,670,340	10,117,478

Total liabilities and shareholders’ equity	$13,509,151	$11,940,610

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended June 30,
	2005	2004
Revenue	$3,724,072	$2,629,335
Direct costs	926,766	603,893

Gross profit	2,797,306	2,025,442
Selling, general and administrative expenses	2,375,663	1,791,471
Depreciation and amortization	201,041	138,362

Income from operations	220,602	95,609
Interest income (expense), net	52,416	7,286

Income before income taxes	273,018	102,895
Income tax expense	12,285	14,300

Net income	$260,733	$88,595

Net income per share:

Basic:
Net income per share	$0.04	$0.01

Weighted average shares outstanding	6,787,874	6,075,510

Diluted:
Net income per share	$0.03	$0.01

Weighted average shares outstanding	7,604,857	6,865,988

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2005	2004
Revenue	$7,359,424	$4,917,793
Direct costs	1,841,534	1,137,517

Gross profit	5,517,890	3,780,276
Selling, general and administrative expenses	4,420,966	3,450,038
Depreciation and amortization	376,681	333,294

Income (loss) from operations	720,243	(3,056)
Interest income (expense), net	97,158	15,145

Income before income taxes	817,401	12,089
Income tax expense	24,558	18,000

Net income (loss)	$792,843	$(5,911)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.12	$(0.00)

Weighted average shares outstanding	6,747,917	6,062,133

Diluted:
Net income (loss) per share	$0.10	$(0.00)

Weighted average shares outstanding	7,572,345	6,062,133